UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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ATMEL CORPORATION

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The following press release, which includes an open letter to stockholders of Atmel Corporation, was issued by the Company on May 16, 2007.

N E W S     R E L E A S E

ATMEL URGES SHAREHOLDERS TO VOTE AGAINST
PERLEGOS PROPOSAL ON WHITE PROXY CARD
Shareholders Should Reject Perlegos’s Attempt to
Regain Control of Atmel
SAN JOSE, CA, May 16, 2007 . . . Atmel® Corporation (NASDAQ: ATML) today issued the following open letter urging Atmel shareholders to vote AGAINST the Perlegos proposal and reject George Perlegos’s attempt to regain control of Atmel:
May 16, 2007
Dear Atmel Shareholder:
We have been driving a significant transformation at Atmel since last August when George Perlegos was terminated for cause and your Board appointed a new management team. We are successfully addressing the substantial strategic, operational and ethical challenges Mr. Perlegos created. We continue to execute on our strategic initiatives to enhance profitability and accelerate growth, restructure Atmel’s business, and enhance governance and ethics to benefit shareholders. We are only just beginning.
WE HAVE MADE SUBSTANTIAL PROGRESS AND HAVE DELIVERED ON ALL OUR PROMISES TO DATE
Our accomplishments to date include:
•	Refocusing our resources on core microcontroller product lines while seamlessly halting development on unprofitable and underperforming products and projects.

•	Streamlining our manufacturing operations while continuing to meet customers’ needs. We have sold our Irving, TX facility and are well into the sale process for the North Tyneside and Heilbronn fabs. We remain confident that the North Tyneside fab will sell this year.

•	Generating significant cost savings estimated to reach between $70 million to $80 million in 2007 and between $80 million to $95 million annually beginning in 2008.

•	Expanding our team and talent base. Since August, we have hired five seasoned, proven executives to assist us in driving profitable growth and executing on our transformation plans for Atmel: Senior Vice President of Operations, Vice President of Americas Sales, Vice President of Information Technology, Vice President of Human Resources, and Chief Legal Officer.

These actions have already resulted in first quarter revenues that outperformed the industry, reached the high end of our guidance, and exceeded analysts’ expectations. This outperformance was driven by sales of our core microcontroller products, which grew 9% sequentially and approximately 19% compared to the first quarter of 2006. Particularly noteworthy, our proprietary AVR microcontroller products grew a remarkable 17% sequentially. In addition, our RF and Automotive business revenues, excluding foundry products, were up 7% sequentially and 14% year-over-year. Atmel’s gross margins are also improving, and the first quarter marked the third consecutive quarter of increases in the Company’s cash position, net of debt. The market is recognizing our progress as evidenced by the 20% increase in Atmel’s stock price in the short period since Mr. Perlegos was fired and a new management team appointed.
WE ARE TAKING ADDITIONAL ACTIONS TO INCREASE SHAREHOLDER VALUE
Most importantly, Atmel’s transformation is just beginning. To realize the full potential of your investment in Atmel, we will announce and implement additional strategic and operational actions throughout 2007. We are fully committed to:
•	Continuing to refocus the Company on microcontroller and microcontroller-related businesses.

•	Rationalizing our business and product portfolio. We will improve, restructure and/or exit businesses that don’t meet our financial targets.

•	Transforming our operations. We will complete the rationalization of Atmel’s manufacturing operations, expand the use of foundry partners, redesign products for lower cost, and leverage Atmel’s improved cost structure.

•	Delivering superior financial performance and returning excess capital to shareholders.

•	Adding highly qualified, independent directors. We will add two new, highly qualified, independent directors for election at Atmel’s July 25, 2007 annual meeting. As previously announced, a search for director candidates is underway with the assistance of Heidrick & Struggles.
CORPORATE GOVERNANCE AND INDUSTRY EXPERTS HAVE EXPRESSED THEIR
SUPPORT FOR ATMEL’S BOARD AND NEW MANAGEMENT TEAM
•	“Considering the incumbent directors’ effort to correct Atmel’s troubles, adopt what are, in our view, favorable governance changes (adoption of majority voting and the addition of independent directors to the board) as well as the Company’s performance, we believe that it would not be in shareholders’ interest to support the removal of the incumbent directors at the special meeting.”* (Glass Lewis & Co., 05/10/07)

•	“we do not believe it is appropriate for Perlegos to have any influence over the board’s or management’s actions going forward (as he presumably would if his slate were elected)”* (PROXY Governance, 05/08/07)

•	“[M]anagement is aggressively pursuing restructuring actions with further opportunities to pursue in 2007 and 2008”* (Craig Berger, Wedbush Morgan Securities, 05/02/07)

•	“Management announced back in December that it would take action to reduce costs and accelerate the company’s growth while increasing shareholder value...Management followed through on these initiatives”* (Robert Burleson, ThinkEquity Partners LLC, 05/02/07)

•	“We remain optimistic about the restructuring opportunity as the company drives: 1) product mix focus on higher margin lines, 2) operating leverage as it redeploys R&D, and 3) achieves margin expansion from manufacturing restructuring.”* (Suji De Silva, Cathay Financial, 5/02/07)
SUPPORT YOUR BOARD AND NEW MANAGEMENT TEAM
REJECT GEORGE PERLEGOS’S ATTEMPT TO REGAIN CONTROL
VOTE THE WHITE PROXY CARD TODAY
Nothing less than the future of your Company and the value of your investment is at stake. We urge you to act now to protect the value of your shares. Vote AGAINST George Perlegos’s proposal.

*	Permission to use quotations was neither sought nor obtained.

Time is short. You may vote by phone or internet by following the instructions on the Company’s WHITE proxy card. If you have questions on how to vote your shares, you may contact Innisfree M&A Incorporated toll-free at: (877) 456-3488.
On behalf of your Board of Directors, thank you for your continued support,
/s/ Steven Laub
Steven Laub
President and Chief Executive Officer
IF SHAREHOLDERS HAVE ALREADY RETURNED A GREEN PROXY, THEY HAVE EVERY RIGHT TO CHANGE THEIR VOTE AND CAN DO SO BY VOTING THE WHITE PROXY TODAY.
IF SHAREHOLDERS HAVE ANY QUESTIONS ABOUT HOW TO VOTE THEIR WHITE PROXY, THEY SHOULD CONTACT THE FIRM ASSISTING ATMEL IN THE SOLICITATION OF PROXIES: INNISFREE M&A INCORPORATED TOLL-FREE AT: (877) 456-3488.
Safe Harbor for Forward-Looking Statements
This release contains forward-looking statements that involve risks and uncertainties, including statements about Atmel’s strategic plans, restructuring and other initiatives, including the anticipated benefits and cost savings of such initiatives, statements regarding Atmel’s future prospects and statements regarding the expected timing of re-establishing SEC reporting. All forward-looking statements included in the release are based upon information available to Atmel as of the date of the release, which may change, and we assume no obligation to update any such forward-looking statement. These statements are not guarantees of future performance and actual results could differ materially from our current expectations.
Factors that could cause or contribute to such differences include an unanticipated delay in the preparation and filing of our required reports with the SEC, an inability to meet the requirements of the NASDAQ Global Select Market for continued listing of our shares, the impact of competitive products and pricing, timely design acceptance by our customers, timely introduction of new technologies, ability to ramp new products into volume, industry wide shifts in supply and demand for semiconductor products, industry and/or Atmel overcapacity, effective and cost efficient utilization of manufacturing capacity, financial stability in foreign markets, and other risks detailed from time to time in Atmel’s SEC reports and filings, including our Form 10-K, filed on March 16, 2006 and subsequent Form 10-Q reports.

The independent investigation regarding the timing of Atmel’s past stock option grants has had and may in the future have an impact on our ability to file required reports with the SEC on a timely basis; its ability to meet the requirements of the NASDAQ Global Select Market for continued listing of its shares; potential claims and proceedings relating to such matters, including shareholder or employee litigation and action by the SEC and/or other governmental agencies; and negative tax or other implications for Atmel resulting from accounting adjustments or other factors.

Investor Contact	Media Contact
Robert Pursel	Jennifer Schaefer / Mike Cuneo
Director of Investor Relations	Joele Frank, Wilkinson Brimmer Katcher
408-487-2677	212-355-4449